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     Because  the  electronic  format  of filing  Form  N-SAR  does not  provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:





     Evergreen Ultra Short Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      3,159,335         0.32             10,541,701        9.96


     Class B      263,289  0.25             1,609,204         9.96


     Class C      2,711,106         0.25             13,594,320        9.96


     Class I      5,198,360         0.35             21,677,785        9.96